UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 24, 2015

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3164	Alabama Power Company (An Alabama Corporation) 600 North 18th Street Birmingham, Alabama 35291 (205) 257-1000	63-0004250

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
The Bank of New York Mellon resigned as trustee under that certain Senior Note Indenture dated as of December 1, 1997, as supplemented from time to time (the “Senior Note Indenture”), between Alabama Power Company (the “Company”) and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)) pursuant to which all of the Company’s senior notes are issued. Regions Bank has accepted the appointment as successor trustee under the Senior Note Indenture. The Bank of New York Mellon resigned as trustee under that certain Subordinated Note Indenture dated as of January 1, 1997, as supplemented from time to time (the “Subordinated Note Indenture”), between the Company and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)) pursuant to which all of the Company’s junior subordinated notes are issued. Regions Bank has accepted the appointment as successor trustee under the Subordinated Note Indenture.
The Bank of New York Mellon resigned as property trustee and BNY Mellon Trust of Delaware resigned as Delaware trustee under that certain Alabama Power Capital Trust V Amended and Restated Trust Agreement among the Company, The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), the BNY Mellon Trust of Delaware (as successor to Chase Manhattan Bank USA, National Association) and Christopher R. Blake and Ceila H. Shorts (as successor Administrative Trustees) dated as of October 1, 2002 (the “Trust Agreement”) pursuant to which Alabama Power Capital Trust V issued its preferred securities. Regions Bank has accepted the appointment as successor property trustee and Wilmington Trust, National Association has accepted the appointment as successor Delaware trustee under the Trust Agreement. The Bank of New York Mellon resigned as trustee under that certain Guarantee Agreement dated as of October 1, 2002 between the Company, as Guarantor, and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.) (the “Guarantee”). Regions Bank has accepted the appointment as successor trustee under the Guarantee.
All resignations and appointments described in this Item 8.01 were effective on August 24, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2015	ALABAMA POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary